                 [LOGO OF KENTUCKY FRIED CHICKEN APPEARS HERE]





                            DEVELOPMENT AGREEMENT

                                   BETWEEN:

                     KENTUCKY FRIED CHICKEN PTY. LIMITED

                                      AND

                          COLLINS FOODS INTERNATIONAL
                                 PTY. LIMITED






                                 EXHIBIT 10.18

DEVELOPMENT AGREEMENT dated 4th day of October 1996

BETWEEN: KENTUCKY FRIED CHICKEN PTY LIMITED A.C.N. 000 587 780 having its registered office at 20 Rodborough Road, Frenchs Forest, NSW, 2086 ("PRI")

AND: COLLINS FOODS INTERNATIONAL PTY. LIMITED ARBN 009 980 250, a Nevada corporation having its principal executive office at 12655 West Jefferson Boulevard, Los Angeles, California, 90066 and its registered Australian office at 16 Edmondstone Street, Newmarket. Qld, 4051 ("Franchisee")

BACKGROUND FACTS

PRI and/or its Affilliated Companies have developed a unique and valuable system for the preparation, marketing and sale of certain quality food products under various trade marks, service marks and trade names owned by them.

PRI is entitled to franchise to third parties the right to operate the Concept using the Marks and the System.

PRI has agreed to grant Franchisee the right, and Franchisee has agreed to accept the obligation, to develop Outlets in the Development Area under the terms and conditions of this Agreement.

THE PARTIES AGREE:

1.      DEFINITIONS

        In this Agreement unless the context requires otherwise:

        "Accounting Year" means PRI's financial year, as notified to Franchisee by PRI.

        "Affiliated Companies" means any companies which are part of one or more ownership structures ultimately controlled by a common parent corporation or common shareholders, including any related bodies corporate within the meaning of the Corporations Law.

        "Approvals" means all approvals, authorizations, consents, permits, exemptions, licenses and any other actions required by law or by any person, company or governmental authority in order for Franchisee to be able to develop and operate Outlets within the Development Area.

        "Concept" means the concept specified in Schedule 1.

        "Deemed Franchise Agreement" means a document in the form set out in
        Schedule 4.

        "Development Area" means the area specified in Schedule 1.

        "Development Fee" means the fee specified in Schedule 1.

        "Development Schedule" means the development obligations specified in
        Schedule 2.

        "Expansion/Renewal Criteria" means PRI's expansion/renewal criteria for multi-site franchisees, as specified in Schedule 3.

        "Franchise Agreement" means a franchise agreement in the form set out in
        Schedule 6.

        "Franchise Documents" means the Franchise Agreement together with any other documents required by PRI to be executed in connection with the development of Outlets by Franchisee pursuant to this Agreement.

        "Manuals" means the manuals, notices and correspondence published or issued from time to time by PRI in any form, containing the Standards and other requirements, rules, procedures and guidelines relating to the System.

        "Marks" means the trademarks, service marks and trade names owned by PRI or its Affiliated Companies and designated by PRI from time to time for use in the System.

        "Outlet" means an outlet conforming to the Concept.

        "Plans" means the final plans, drawings and specifications for the site and building in respect of a proposed Outlet.

        "System" means the system for the preparation, marketing and sale of food products under the Marks used in operating the Concept.

        "Term" means the period specified in Schedule 1, unless earlier terminated pursuant to Clause 9.

2.      DEVELOPMENT FEE AND DEVELOPMENT SCHEDULE

2.1 On or prior to the date of this Agreement, Franchisee will pay the Development Fee to PRI.

2.2 PRI grants to Franchisee the right to develop, and Franchisee accepts the obligation to develop, Outlets in the Development Area during the Term in compliance with the Development Schedule.

2.3 Franchisee must at all times comply strictly with the Development Schedule by having, as a minimum, the number of Outlets referred to in the Development Schedule open and operating in the Development Area by the dates referred to in the Development Schedule. The parties agree that time is of the essence in relation to the time periods specified in the Development Schedule.

3.      BUSINESS PLAN/APPROVALS/HUMAN RESOURCES

3.1 Prior to execution of this Agreement, Franchisee must have provided PRI with a business plan including projected profit and loss statements, balance sheets and cash flow statements for the Term. Franchisee will update the business plan each year and provide a copy of each update to PRI not later than each anniversary date of this Agreement. Each business plan will be in the format of PRI's Annual Operating Plan as notified to Franchisee by PRI from time to time.

3.2 Franchisee will obtain and maintain all Approvals required in the Development Area to enable Franchisee to comply with this Agreement, in addition to all Approvals required in respect of individual Outlets.

3.3 Franchisee will at all times ensure that its business is adequately staffed with properly qualified and trained employees, including by employing people in the key positions and in accordance with the job descriptions, competencies and profiles referred to in the Manuals or otherwise notified to Franchisee by PRI from time to time.

4.      EXPANSION/RENEWAL CRITERIA    -  -

4.1 Franchisee must comply with the Expansion/Renewal Criteria each year during the Term. PRI will review Franchisee's compliance with the Expansion/Renewal Criteria on an annual basis.

4.2 If PRI determines after its annual review that Franchisee is not in compliance with the Expansion/Renewal Criteria, PRI will notify Franchisee of its non-compliance and Franchisee will have 45 days in which to remedy such non-compliance.

4.3 At the end of the 45 day period, PRI will undertake a further review, at Franchisee's cost, to determine whether Franchisee has remedied its non-compliance to PRI's satisfaction.

4.4 Franchisee's ongoing development rights under this Agreement will be suspended and Franchisee will not be entitled to enter into any new commitments in respect of any proposed sites until PRI has undertaken the further review pursuant to Clause 4.3 and has notified Franchisee in writing that PRI is satisfied that Franchisee is in compliance with the Expansion/Renewal Criteria.

4.5 Franchisee acknowledges that the 45 day cure period provided for under this Clause applies only for the purposes of determining Franchisee's compliance with the Expansion/Renewal Criteria and will not limit PRI's rights or ability to act in respect of any breach of any other provision of this Agreement or of any provision of any franchise agreement between the parties.

5.      OUTLET DEVELOPMENT PROCEDURE

5.1 Franchisee will not take any step towards developing an Outlet without first obtaining PRI's written approval of the site for the proposed Outlet, which approval shall be in PRI's sole discretion to grant or withhold. The following approval procedure will apply:

        (a) Franchisee will submit a written site evaluation to PRI, including preliminary plans showing site location, dimensions, building type and placement, proposed layout and other relevant documents and information relating to the site as may be required by PRI.

        (b) PRI will complete its evaluation of the proposed site and notify Franchisee of its approval or rejection of the proposed site and, if approved, any conditions applying to the approval.

        (c) Within 30 days of receipt of PRI's notice of approval of any proposed site, Franchisee will:

                (i) establish to PRI that it has the necessary freehold or leasehold interest in the site to enable it to develop and operate the Outlet, and in the case of a leasehold interest, on terms and conditions approved by PRI:

                (ii) submit to PRI for PRI's approval 2 copies of the proposed Plans; and

            (iii) execute and deliver to PRI the Franchise Document in respect of the proposed Outlet and pay any initial fee specified in the Franchise Agreement.

      (d) Franchisee will be responsible for ensuring, at Franchisee's cost, that all necessary Approvals have been obtained in Franchisee's name in respect of the Plans (including any modifications required by PRI under paragraph (e)).

      (e) PRI will notify Franchisee of any modifications to the Plans required by PRI and Franchisee must bear all costs associated with such modifications. Franchisee must resubmit the modified Plans to PRI within 10 days of receipt of PRI's notice of the modifications.

5.2 As soon as practicable after receipt of PRI's final approval of the Plans, Franchisee will commence the construction and fitting out of the Outlet at the approved site in accordance with the Plans and with the procedures set out in the Manuals.

5.3 Within 6 months of receipt of PRI's notice of approval of the site, Franchisee will complete the construction and fitting out the Outlet so that it is ready for opening and will notify PRI of its intention to open the Outlet for business. Franchisee will not open any Outlet for business without first allowing PRI to inspect the Outlet and obtaining PRI's written approval to open.

5.4 The time periods set out in this Clause 5 are designed to assist Franchisee in meeting its development obligations under this Agreement. Franchisee acknowledges that PRI will not deviate from or undermine the integrity of its site approval process due to time constraints caused by Franchisee and accordingly Franchisee's failure to comply with these time periods may result in Franchisee failing to comply with the Development Schedule.

5.5 All costs associated with the development by Franchisee of any Outlet pursuant to this Agreement will be borne by Franchisee.

6.    FIRST RIGHT OF REFUSAL

6.1 Subject to compliance by Franchisee with its development obligations pursuant to Clause 2.3 and with the Expansion/Renewal Criteria pursuant to Clause 4, Franchisee will have a first right of refusal during the Term in respect of any new Outlet within the Development Area which PRI considers appropriate for development in addition to the Outlets in the Development Schedule, as follows:

      (a) PRI will not itself commence developing, or franchise to a third party the right to develop, a new Outlet at any site within the Development Area without first offering to Franchisee in writing the right to develop the relevant Outlet under the terms of the Franchise Documents.

      (b) Franchisee will have 30 days from its receipt of the written offer to execute and deliver to PRI the Franchise Documents in respect of the relevant Outlet, and establish to PRI's satisfaction that Franchisee has the necessary freehold or leasehold interest in the site to enable it to develop and operate the Outlet, and in the case of the leasehold interest, on terms and conditions approved by PRI.

      (c) Franchisee will submit for PRI's approval 2 copies of the proposed Plans and will follow the procedures set out in Clauses 5.1(d), 5.1(e) and 5.2.

      (d) Franchisee must complete the development and open the relevant Outlet within 6 months of receipt of the written offer from PRI.

6.2 If Franchisee falls on any occasion to comply with either Clause 6.1(b) or Clause 6.1(d) then PRI will be entitled itself or by franchise to a third party to develop the relevant Outlet.

7.    EXECUTION OF FRANCHISE AGREEMENT

7.1 Notwithstanding Clause 5.1(c)(iii) and Clause 6.1(b), PRI may elect in respect of one or more approved sites that Franchisee execute, in lieu of a full-form Franchise Agreement, a Deemed Franchise Agreement. If PRI chooses to adopt this approach, it will submit to Franchisee for execution a Deemed Franchise Agreement duly completed with the Outlet Address and Date of Grant for the relevant site or sites.

7.2 Upon PRI executing the Deemed Franchise Agreement, a separate Franchise Agreement will be deemed to be effected in respect of each of the sites referred to in the Deemed Franchise Agreement, with the appropriate Outlet Address and Date of Grant duly completed in Schedule S of the Franchise Agreement.

8.    LIMITATIONS ON DEVELOPMENT RIGHTS

8.1 Franchisee acknowledges and agrees that Franchisee's development right and first right of refusal under Clauses 2 and 6 apply only in respect of the Concept and only within the Development Area. Other than as set out in Clauses 2 and 6, no exclusive territory, protection or other right in respect of the Development Area is expressly or impliedly granted to Franchisee. Other than as set out in Clause 2 and 6, Franchisee acknowledges that PRI reserves the right to use, and to grant to other parties the right to use within the Development Area:

      (a) the Marks and the System in any manner and at any location through all concepts and distribution channels (other than the Concept) currently existing or which may be developed in the future;

      (b) the Marks and the System through the Concept at Outlets already under construction or operating at the date of this Agreement, or Outlets developed by PRI or a third party pursuant to Clause 6.2; and

      (c) all other marks, names or systems in connection with any product or service in any manner and at any location.

8.2 Franchisee specifically acknowledges that PRI and its Affiliated Companies and their franchisees operate other systems and concepts for the sale of food products and services which may be competitive with the System and may compete directly with the System within the Development Area.

9.    TERMINATION

9.1 PRI may terminate this Agreement at any time during the Term by notice to Franchisee effective immediately upon receipt by Franchisee of the notice if any of the following events occur:

        (a) Franchisee is unable to pay its debts as and when they become due or becomes insolvent or a liquidator, receiver, manager, administrator or trustee in bankruptcy (or local equivalent) of Franchisee or its business is appointed, whether provisionally or finally, or an application or order for the winding up of Franchisee is made or Franchisee enters into any composition or scheme of arrangement:

        (b) Franchisee fails to comply with its development obligations referred to in Clause 2.3;

        (c) PRI determines that Franchisee is not in compliance with the Expansion/Renewal Criteria following PRI's review pursuant to Clause 4.3;

        (d) PRI notifies Franchisee that Franchisee has breached any term or condition of this Agreement (other than Clause 2.3 or Clause
                4) and Franchisee does not fully cure the breach to PRI's satisfaction within the cure period provided for in the notice;

        (e) an event occurs which gives rise to a right in PRI (or its Affiliated Company) to terminate any franchise agreement between PRI and Franchisee (or their respective Affiliated Companies); or

        (f) any party of this Agreement is held to be void, invalid or otherwise unenforceable.

9.2 Notwithstanding any provision to the contrary in the Franchise Agreement, the termination by PRI of this Agreement will not of itself give PRI the right to terminate individual Franchise Agreements in respect of either existing Outlets which are already being operated by Franchisee, or PRI approved sites for which Franchisee is already unconditionally committed to acquiring a freehold or leasehold interest at the time of termination of this Agreement.

9.3 PRI's exercise of any of its rights under this Clause 9 will be in addition to and not in limitation of any other rights and remedies it may have in the event of any breach or default by Franchisee.

10.     GUARANTEE/ NOTICES

10.1 Upon PRI's request, Franchisee will procure the execution by guarantors approved by PRI of a guarantee of Franchisee's obligations and liabilities under this Agreement and all Franchise Agreements entered into pursuant to this Agreement, in the form required by PRI.

10.2 Any notice or other communication required or permitted to be given under this Agreement will be in writing and properly addressed to the addressee at the address specified in this Agreement (or any other address notified by the addressee) and will be deemed received by the addressee on the earlier of the date of delivery, the date of transmission if sent by facsimile with receipt confirming completion of transmission, or, if sent by pre-paid security or registered post, the deemed postal receipt date specified in Schedule 1.

11.     MISCELLANEOUS

11.1 This Agreement (and any Confidentiality Agreement that may have been signed by the parties) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior negotiations, agreements or understandings.

11.2 Franchisee is an independent contractor and is not the agent, representative, joint venturer, partner or employee of PRI. No fiduciary relationship exists between PRI and Franchisee.

11.3 Franchisee will not sell, transfer or gift any of its rights under this Agreement to any other party without PRI's prior written approval, which may be witheld in PRI's sole discretion.

11.4 This Agreement will inure to the benefit of PRI, its successors and assigns and may be transferred by PRI to any party without the prior approval of Franchisee,

11.5 The delay or failure of any party to exercise any right or remedy pursuant to this Agreement will not operate as a waiver of the right or remedy and a waiver of any particular breach will not be a waiver of any other breach. All rights and remedies under this Agreement are cumulative and the exercise of one right or remedy will not limit the exercise of any other right or remedy.

11.6 If any part of this Agreement is held to be void, invalid or otherwise unenforceable, PRI may elect either to terminate this Agreement pursuant to Clause 8.1 or to sever the void, invalid or unenforceable part in which event the remainder of this Agreement will continue in full force and effect.

11.7 The terms and conditions of this Agreement may be changed only in writing signed by both parties, provided that the Manuals may be updated by PRI from time to time in accordance with the Franchise Agreement.

11.8 This Agreement will be governed by and construed in accordance with the law of the territory specified in Schedule 1 and the parties agree to submit to the non-exclusive jurisdiction of the courts of that territory.

11.9 Franchisee will pay to PRI all reasonable legal expenses incurred by PRI in connection with this Agreement, including, without limitation, any stamp duty and any expenses incurred in connection with the enforcement of this Agreement, provided that PRI is not itself in breach of any term or condition of this Agreement at the time of enforcement.

11.10 Each party will take all such steps, execute all such documents and do all such acts and things as may be reasonably required by the other party to give effect to any of the transactions contemplated by this Agreement.

11.11 This Agreement is executed in English. A local language translation may be attached, which the parties intend to be identical to the English text. However, if any dispute arises as to the interpretation of the language of this Agreement, the English text shall govern unless otherwise prohibited under the law of the territory specified in
        Schedule 1.

11.12 In the interpretation of this Agreement, unless the context indicates a contrary intention:

        (a) the obligations of more than one party will be joint and several;

        (b) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

        (c) headings are for convenience only and do not affect interpretation;

        (d) references to Clauses and Schedules are to clauses and schedules of this Agreement, and the Schedules form part of this Agreement; and

     (a) this Agreement may be executed in any number of counterparts, each of which will be deemed an original but which together will constitute one instrument.


EXECUTED as an agreement

THE COMMON SEAL of KENTUCKY     )
FRIED CHICKEN PTY LIMITED was   )
affixed in the presence of:     )


/s/ SIGNATURE APPEARS HERE             /s/ SIGNATURE APPEARS HERE
----------------------------           -----------------------------
Secretary                              Director



THE COMMON SEAL of              )
COLLINS FOODS INTERNATIONAL     )
PTY, LIMITED was affixed in the )
presence of:                    )



/s/ SIGNATURE APPEARS HERE             /s/ SIGNATURE APPEARS HERE
-----------------------------          -----------------------------
Secretary                              President


In Los Angeles, California
October 4, 1996

                                  SCHEDULE 1
                             INFORMATION SCHEDULE

CONCEPT:                          KFC Restaurant Outlets, excluding delivery and
                                  "two-in-one" outlets.

DEEMED POSTAL RECEIPT DATE:       3 days after the date of posting

DEVELOPMENT AREA:                 Queensland

DEVELOPMENT FEE:                  NIL

GOVERNING LAW:                    New South Wales

TERM: 10 years commencing on the date of execution of this Agreement

                                  SCHEDULE 2
                             DEVELOPMENT SCHEDULE


DATE                                                             MINIMUM NO. OF OUTLETS
----                                                             ----------------------
                                                                 TO BE DEVELOPED AND OPENED
                                                                 --------------------------

On or before:


Last day of Period 13 in PRI's 1997 Accounting Year                          4

Last day of Period 13 in PRI's 1998 Accounting Year                          4

Last day of Period 13 in PRI's 1999 Accounting Year                          4

Last day of Period 13 in PRI's 2000 Accounting Year                          4

Last day of Period 13 in PRI's 2001 Accounting Year                          4

Last day of Period 13 in PRI's 2002 Accounting Year                          3

Last day of Period 13 in PRI's 2003 Accounting Year                          3

Last day of Period 13 in PRI's 2004 Accounting Year                          3

Last day of Period 13 in PRI's 2005 Accounting Year                          3

Tenth anniversary of date of execution of this
Agreement                                                                    3

                                  SCHEDULE 3
                          EXPANSION/RENEWAL CRITERIA


(A)  Outlets fitted with current signage and equipment standards

(B) STAR 2000, or PRI's then current training programs, or alternative training programs used by Collins Foods with PRI's approval, in use in all Outlets

(C) All Outlet Managers and Area Managers trained and certified under current management training programs

(D)  Approved field management structure in place

(E) Franchisee in compliance with all Franchise Agreements, including all fees and payments up to date

(F) Same store PRA sales growth year-on-year equal to or better than average PRA sales growth year-on-year across the KFC system in Austria

(G) Rolling 6 month average CHAMPS (or score under PRI's then current equivalent system) across all Outlets equal to or better than rolling 6 month average score across KFC system in Australia

(H) Franchisee has management and financial capacity to expand its network of Outlets

(I) Ongoing participation in PRI's consumer P & L tracking programs, including (without limitation) brand tracking research, customer experience monitoring and CHAMPS checks.

                                  SCHEDULE 4

                          DEEMED FRANCHISE AGREEMENT

As referenced in the Development Agreement dated _____________ between the parties ("Development Agreement")

Upon PRI executing this document, a separate Franchise Agreement (as defined in the Development Agreement) will be deemed to be effected in respect of each of the following outlets. The relevant Outlet Address and Date of Grant set out below will be deemed to be included in Schedule B of such Franchise Agreement.

           Outlet Address                              Date of Grant
           --------------                              -------------






THE COMMON SEAL of              )
KENTUCKY FRIED CHICKEN          )
PTY LIMITED was affixed in      )
the presence of:                )

---------------------------          ---------------------------
Director                             Director/Secretary


THE COMMON SEAL of              )
COLLINS FOODS                   )
INTERNATIONAL PTY, LTD          )
was affixed in the presence of: )


---------------------------          ---------------------------
Director                             Director/Secretary

Date:

                                  SCHEDULE 5
                ADDITIONAL PROVISIONS OF DEVELOPMENT AGREEMENT

(A)     The definition of "Franchise Agreement" is amended to read as follows:

        "Franchise Agreement" means:

        (a) during the first 6 years of the Term: a franchise agreement in the form set out in Schedule 6; and

        (b) during the last 5 years of the Term: a franchise agreement in the then current form used by PRI as at the fifth anniversary of the date of execution of this Agreement, including (without limitation) PRI's then current fees."

(B)     Clause 2.3 is amended to read as follows:

        "Franchisee must at all times comply strictly with the Development Schedule by developing, opening and operating, as a minimum, the number of new Outlets referred to in the Development Schedule in the Development Area by the dates referred to in the Development Schedule. The parties agree that time is of the essence in relation to the time periods specified in the Development Schedule, except in the event of war, civil commotion, fire, flood, earthquake, act of God or any other cause beyond Franchisee's reasonable control.

(C)     A new Clause 2.4 is added as follows:

        "2.4 Franchisee's closure from time to time of any operating Outlet in the Development Area, if such closure is approved by PRI, will not entitle PRI to correspondingly increase the number of Outlets referred to in the Development Schedule in the relevant year."

(D)     Clause 4.1 will be effective as from 1 December, 1997.

(E) Clause 5.1(b) is amended by the addition of the words "Within 30 days of receipt of the written site evaluation" at the beginning of the Clause.

(F)     In Clause 5.1(c), the period of 30 days is varied to 45 days.

(G)     In Clause 5.1(e) the period of 10 days is varied to 30 days.

(H) Clause 5.3 is amended by changing the period of 6 months to 9 months and including a further sentence at the end of the clause as follows:

        "PRI will be deemed to have approved the opening of the Outlet if PRI has not inspected the Outlet and disapproved its opening within 21 days of PRI's CFO actually receiving Franchisee's notice of its intention to open the Outlet. The deemed receipt provisions of Clause 10 will not apply in respect of such notice to PRI's CFO."

(I)     In Clause 6.1(b), the period of 30 days is varied to 45 days.

(J)     In clause 6.1(d) the period of 6 months is varied to 9 months.

(K)     Clause 9.1(c) will be effective as from 1 December, 1997.

(L)     A new Clause 9.4 is added as follows:

        "9.4 Franchisee may terminate this Agreement at any time and for any reason during the Term effective upon 3 months notice to PRI."

(M)     Clause 10.1 is deleted.

(N)     Clause 11.1 is amended to read as follows:

        "This Agreement and the Master Franchise Agreement executed by the parties contemporaneously with this Agreement constitute the entire agreement between the parties with respect to their subject matter and supersede all prior negotiations, agreements or understandings."

(O)     Clause 11.3 is amended to read as follows:

        "(a) Franchisee will not sell, transfer or gift any of its rights under this Agreement to any other party without PRI's prior written approval, which may be withheld in PRI's sole discretion.

        (b) In the event of an approved transfer by Franchisee of all KFC outlets then operated by Franchisee to a single transferee in a single transaction, Franchisee may transfer this Agreement, subject to compliance by Franchisee with, and PRI granting approval pursuant to, the transfer provisions of the Franchise Agreement".

(P) Clause 11.9 will be amended by deletion of the words "and any expenses incurred in connection with the enforcement of this Agreement, provided that PRI is not itself in breach of any term or condition of this Agreement at the time of enforcement."

                                  SCHEDULE 6
                              FRANCHISE AGREEMENT


                                 See attached

                 [LOGO OF KENTUCKY FRIED CHICKEN APPEARS HERE]


                              FRANCHISE AGREEMENT

                                   BETWEEN:


                     KENTUCKY FRIED CHICKEN PTY. LIMITED

                                     AND

                         COLLINS FOODS INTERNATIONAL
                                 PTY. LIMITED

AGREEMENT dated  day of                                                 1996

BETWEEN: KENTUCKY FRIED CHICKEN PTY LIMITED, A.C.N. 000 587 780 having its registered office at 20 Rodborough Road, Frenchs Forest, NSW, 2086 ("PRI")

AND: COLLINS FOODS INTERNATIONAL PTY. LIMITED, ARBN 009 980 250, a Nevada corporation having its principal executive office at 12655 West Jefferson Boulevard, Los Angeles, California, 90066 and its registered Australian office at 16 Edmondstone Street, Newmarket, Queensland, 4051 ("Franchisee")

BACKGROUND FACTS

PRI and/or its Affiliated Companies have developed a unique and valuable system for the preparation, marketing and sale of certain quality food products under various trade marks, service marks and trade names owned by them.

The System is a comprehensive restaurant system for the retailing of a limited menu of uniform and quality food products, emphasising prompt and courteous service in a clean and wholesome atmosphere which is intended to be particularly attractive to families. The foundation and essence of the System is the adherence by franchisees to standards and policies providing for the uniform operation of all restaurants within the System including, but not limited to, serving designated food and beverage products: the use of only prescribed equipment and building layout and designs; and strict adherence to designated food and beverage specifications and to prescribed standards of quality, service and cleanliness in restaurant operations. Compliance by franchisees with the foregoing standards and policies in conjunction with the trademarks, service marks and trade names provides the basis for the valuable goodwill and wide acceptance of the System. Moreover the establishment and maintenance of a close personal working relationship with Franchisee in the conduct of the Business, Franchisee's accountability for performance of the obligations contained in this agreement, and Franchisee's adherence to the tenets of the System constitute the essence of the license provided for herein.

PRI is entitled to grant to third parties, and has agreed to grant to Franchisee, the right to use the System, the System Property and the Marks on the terms and conditions of this Agreement.

In this Agreement, capitalized terms have the meanings specified in Schedule A.

THE PARTIES AGREE:

1.      GRANT OF FRANCHISE

1.1 PRI grants to Franchisee the right to use the System, the System Property and the Marks for the Term solely in connection with the conduct of the Business at the Outlet and subject to the terms and conditions of this Agreement.

1.2 At all times during the Term, Franchisee will use its best endeavours to develop the Business and to increase the Revenues.

1.3     Franchisee will not, without PRI's prior written approval:

        (a) conduct all or any part of the Business at any location other than the Outlet; or

      (b) sub-license to any other party the right to use the System, the System Property or the Marks.

1.4 No exclusive territory, protection or other right in the contiguous space, area or market of the Outlet is expressly or impliedly granted to Franchisee. PRI reserves the right to use, and to grant to other parties the right to use, the Marks, the System and the System Property or any other marks, names or systems in connection with any product or service (including, without limitation, the Approved Products) at any location other than the Outlet through any outlet, food service concept or distribution channel. Franchisee acknowledges that as at the Date of Grant, PRI and its Affiliated Companies and franchisees operate outlets conforming to the Concept and also operate other systems for the sale of food products and services which are competitive with the System and may compete directly with the Business.

2.    INITIAL FEE AND CONTINUING FEE

2.1 On or before the Date of Grant, Franchisee will pay the initial fee specified in Schedule B to PRI.

2.2 On or before each Due Date, Franchisee will pay the Continuing Fee to PRI. Each payment of the Continuing Fee will be accompanied by a statement of the Revenue for the relevant Accounting Period, in the form required by PRI from time to time.

2.3 Franchise's payments pursuant to this Agreement are in consideration solely for the grant of rights in Clause 1.1 and not for PRI's performance of any specific obligations or services.

3.    MANUALS AND STANDARDS

3.1 At all times during the Term, Franchisee must comply with all of the Standards and the Manuals and all applicable laws, regulations, rules, by-laws, orders and ordinances in its conduct of the Business. The Manuals are incorporated by reference into this Agreement.

3.2 PRI may, by notice to Franchisee, at any time change any of the Standards or Manuals or introduce new Standards or Manuals. Franchisee acknowledges and agrees that such changes or introductions will bind Franchisee upon receipt as provided in Clause 20 and Franchisee will implement such changes or introductions within the period specified in the notice.

3.3 In order to determine Franchisee's compliance with the Manuals and the terms and conditions of this Agreement. PRI and its agents or representative will have the right at all times during opening hours to enter and inspect the Outlet without prior notice to Franchisee.

4.    UPGRADES

      PRI may, by notice to Franchisee, at any time require Franchisee to upgrade or renovate all or part of the Outlet or its equipment, systems or inventory to ensure compliance with the Standards, and Franchisee acknowledges and agrees that such upgrades or renovations may require significant capital expenditures and/or ongoing financial commitments. Franchisee will implement any upgrade or renovation required by PRI within the period specified in the notice.

5.      APPROVED PRODUCTS AND SUPPLIES

5.1 Franchisee will not prepare, market or sell at the Outlet any product or service other than the Approved Products without PRI's prior written approval. PRI will from time to time notify Franchisee of the Approved Products and will specify those of the Approved Products which must be offered for sale at the Outlet at all times.


5.2 PRI may, by notice to Franchisee, at any time change or withdraw any Approved Product or add new Approved Products. Franchisee will implement such changes, withdrawals and additions within the period specified in the notice.

5.3 Franchisee will purchase the supplies, materials, equipment and services used in the Business from suppliers who have been approved in writing by PRI prior to the time of supply in accordance with the approval procedures in the Manuals. Franchisee will not have any claim or action against PRI in connection with any approved supplier's non-delivery, delayed or non-conforming delivery.

6.      ADVERTISING

6.1 Franchisee will spend, in the manner directed by PRI in writing from time to time, an amount not less than the Advertising Contribution on advertising and promoting the products and services of the Business and the System. Without limitation, PRI may at any time during the Term direct Franchisee:

        (a) to pay all or part of the Advertising Contribution to PRI, in which event PRI will apply the Advertising Contribution to the costs of national and regional advertising and promotions conducted by PRI in its discretion, provided that PRI will not have any obligation to apply the Advertising Contribution for the specific benefit of Franchisee or the Business and no express or implied trust will be created in respect of the Advertising Contribution;

        (b) to pay all or part of the Advertising Contribution to a national or regional co-operative advertising fund specified by PRI; or

        (c) to spend all or part of the Advertising Contribution on local or regional advertising and promotions, provided that if Franchisee fails to spend the full amount directed by PRI, Franchisee will pay the unspent amount to PRI within the period specified in a written demand from PRI.

6.2 Franchisee will participate in such national and regional advertising and promotions as PRI from time to time requires and Franchisee will not have any claim or action against PRI in connection with the level of success of any such advertising or promotion.

6.3 Franchisee will not execute or conduct any local or regional advertising or promotion without PRI's prior written approval.

7.      TRAINING

        PRI will provide and Franchisee and Franchisee's employees will undertake such initial and ongoing training and assistance as PRI in its discretion considers appropriate. Franchisee will bear the full cost of attendance at training programs. Franchisee will ensure that all store managers operating the Outlet have been certified by PRI as having successfully completed PRI's current training programs from time to time.

8.      MARKS AND SYSTEM PROPERTY

8.1 The Marks, the System Property and the goodwill associated with them are the exclusive property of PRI and/or its Affiliated Companies. Franchisee will acquire no right, interest or benefit in or to them other than the rights of use granted under this Agreement. All accretions in the goodwill associated with the Marks and the System Property resulting from Franchisee's use thereof are solely for the benefit of PRI and its Affiliated Companies.

8.2 Franchisee will use the Marks only in such form and manner as is specifically approved by PRI and Franchisee will follow PRI's instructions regarding proper usage of the Marks in all respects. PRI may, by notice to Franchisee, at any time change or withdraw any of the Marks or designate new Marks and Franchisee will implement such changes, withdrawals and additions within the period specified in the notice.

8.3 Franchisee will not use in the operation of the Business any trademarks, service marks, trade names or indicia other than the Marks without PRI's prior written approval. Franchisee will not use, register or apply to register any trademarks, trade names or indicia similar to the Marks or that in any way suggest an association or affiliation with the System.

8.4 Franchisee will do nothing to prejudice, damage or contest the validity of the Marks, the System Property, the goodwill associated with them or the ownership of them by PRI or its Affiliated Companies. Franchisee will cooperate fully with PRI in the protection and defence of the Marks and the System Property, which will be undertaken solely by PRI. Franchisee will promptly notify PRI of any actual or potential infringements of, or claims or actions brought by third parties in respect of, the Marks or the System Property.

8.5 Any improvements to, and inventions and products derived from the Marks the System Property or the Business during the Term, including those attributable to Franchisee, will be the exclusive property of PRI or its Affiliated Companies and will be promptly disclosed by Franchisee to PRI. Franchisee hereby assigns to PRI all present and future right, title and interest throughout the world in and to any such improvements, inventions and products. Franchisee will take all actions and execute all documents required by PRI for this purpose.

8.6 Franchisee agrees to join with PRI in any application to enter Franchisee as a registered or permitted user of the Marks with any governmental entity and Franchisee acknowledges that upon termination or expiration of this Agreement, PRI may automatically cancel such entry.

9.      CONFIDENTIALITY

9.1 Franchisee will at all times during and after the Term keep confidential and not disclose to any person, other than with PRI's prior written approval or to Franchisee's employees for the purposes of the Business, the Manuals, all other materials containing or referring to the System Property and all other information concerning PRI's business and affairs which may come to Franchisee during the Term. Franchisee will ensure that Franchisee's employees retain the Manuals and other materials and information in confidence. This obligation of confidentiality does not apply in respect of information in the public domain or previously known to Franchisee otherwise than by breach of any obligation of confidentiality, or disclosure required by law or an order of any court or tribunal.

9.2 Franchisee will not reproduce or part with possession of the Manuals or other materials containing or referring to the System Property without PRI's prior written approval and will return all copies of the Manuals and other materials to PRI immediately upon the expiration or termination of this Agreement or upon PRI's request.

10.  ACCOUNTING RECORDS         - -

10.1 Franchisee will establish and maintain an accounting system incorporating methods, procedures, records and equipment satisfactory to PRI and in compliance with the Manuals.

10.2 Franchisee will retain all records relating to the Business for the period required by the tax authorities and PRI and its agents or representatives will have the right at any reasonable time to inspect and audit the records wherever they are located. Franchisee will fully cooperate and will instruct its employees, agents or representatives to fully cooperate with PRI and its agents or representatives during such inspections and audits. If any inspection or audit discloses a deficiency in Franchisee's payment of any amount payable or required to be spent by Franchisee pursuant to this Agreement, Franchisee will immediately pay to PRI the deficiency plus late payment interest pursuant to Clause 11.2. If the deficiency is equal to or greater than 2% of the correct amount, Franchisee will also immediately pay to PRI all of the costs incurred by PRI in the inspection or audit.

11.  PAYMENTS BY FRANCHISEE

11.1 Franchisee will pay all amounts due to PRI pursuant to this Agreement:

     (a) in the currency specified in Schedule B or such other currency as PRI notifies Franchisee from time to time, using, where applicable, the exchange rate for conversion to the specified currency which is posted on the day before the due date for payment by such bank as is specified by PRI from time to time;

     (b) into the bank account specified in Schedule B or in such other manner as PRI notifies Franchisee from time to time; and

     (c) without any deduction or set-off and free of any taxes, deductions or withholdings other than as required by law. To the extent that a deduction or withholding is required to be made by law, Franchise will pay such increased amount as will, after deduction or withholding, result in the receipt by PRI of the same amounts as would have been received had no such deduction or withholding been made.

11.2 Any amount not paid by Franchisee to PRI when due will bear late payment interest calculated on a daily basis from the due date at the rate specified in Schedule B. This interest will continue to apply after any judgment.

11.3 Franchisee will pay promptly when due all taxes, duties, charges and levies payable in respect of the Business and all debts and other financial obligations incurred in the operation of the Business, including, without limitation, all obligations to suppliers. If applicable, Franchisee will observe, perform and comply with all obligations and covenants to the lessor of the Outlet's premises.

12.    INSURANCE, INDEMNITY AND GUARANTEE

12.1 At all times during the Term, Franchisee will at its cost maintain the Insurances prescribed in the Manuals. PRI must be named as an additional insured party on the policies of Insurance. Franchisee will on demand deliver to PRI certificates of insurance and will not commit any act or omission which may render the insurances void or voidable.

12.2 Franchisee indemnifies and will keep indemnified PRI, its Affiliated Companies and their agents, employees, directors, successors and assigns from and against any and all claims, liabilities, losses, costs and damages (including legal costs and expenses) arising directly or indirectly in connection with or related to Franchisee's conduct of the Business. PRI's exercise of any right pursuant to this Agreement, including, without limitation, any exercise of the power of attorney granted pursuant to Clause 15.4, or any act or omission by any agent, representative, contractor, licensee or invitee of Franchisee.

12.3 As a precondition to the grant of rights pursuant to Clause 1.1, Franchisee will procure the execution by the guarantors specified in Schedule B (and such other guarantors as PRI requires in connection with any approved transfer of any interest or share in Franchisee) of a guarantee of Franchisee's obligations and liabilities under this Agreement. In the form required by PRI and including such covenants by the guarantors regarding the terms and conditions of this Agreement as PRI may require.

13.    PROTECTION OF SYSTEM PROPERTY AND GOODWILL OF SYSTEM

       Franchisee covenants that neither Franchisee nor any affiliated Company of Franchisee will directly or indirectly in any capacity, whether on its own account or as a member, shareholder, director, employee, agent, partner, joint venturer, advisor, consultant, lender or lessor, have any interest in, be engaged in or perform any services for:

       (a) during the Term, any business within the In-Term area specified in Schedule B involving the wholesale or retail preparation, marketing or sale of any food products without PRI's prior written approval, provided that such approval will not be unreasonably withheld by PRI if the business does not predominantly involve the preparation, marketing or sale of pizza and pasta (collectively), chicken, Mexican or burger products; and

       (b) for 12 months following the expiration, termination or transfer of this Agreement, any business within the post-Term area specified in Schedule B involving the preparation, marketing or sale of products similar to the Approved Products.

14.    TRANSFERS AND CHARGES

14.1 Franchisee will not charge, pledge or otherwise encumber any interest in or right under this Agreement. Franchisee will not charge, pledge or otherwise encumber any interest in or asset of the Business without giving PRI prior notice.

14.2 Franchisee will not sell, transfer or gift this Agreement or any interest in this Agreement without first obtaining PRI's prior written approval of the proposed transferees and then complying with all of PRI's transfer procedures specified in the Manuals, including, without limitation, paying to PRI the transfer fee specified in Schedule B and the costs and expenses incurred by PRI in connection with the transfer.

14.3 Franchisee will not, without PRI's prior written approval, permit any sale, transfer or gift of any interest or share in Franchisee, issue any new share in Franchisee to any party who is not a shareholder at the Date of Grant or permit any reconstruction, amalgamation or other material change in the structure or financial condition of Franchise.

14.4 If Franchisee proposes any sale or transfer of this agreement or any interest in this Agreement, Franchisee will notify PRI of the agreed terms and conditions and PRI will have the right itself to elect to proceed with the sale or transfer on substantially the same terms and conditions within 60 days of receipt of Franchisee's notice. If PRI does not so proceed, Franchisee will submit the proposed transferee for PRI's approval pursuant to Clause 14.2.

15.   DEFAULT AND TERMINATION

15.1 PRI may terminate this Agreement by notice to Franchisee effective upon receipt by Franchisee of the notice, and/or adopt any of the remedies specified in Clause 15.2, if any of the following events occur:

      (a) Franchisee is unable to pay any of its debts when they become due or becomes insolvent or a liquidator, receiver, manager, administrator or trustee in bankruptcy (or local equivalent) of the Franchisee or the Business is appointed, whether provisionally or finally, or an application or order for the winding up of Franchisee is made or Franchisee enters into any composition or scheme of arrangement;


      (b) Franchisee breaches any of the terms and conditions of Clause 1.3, 5.1, 8, 9, 13 and 14;

      (c) Franchisee commits any crime, offence or act which in PRI's reasonable judgment is likely to adversely affect the goodwill of the Business, the Marks, the System or the System Property;


      (d) Franchisee knowingly or negligently maintains false records in respect of the Business or submits any false report to PRI;

      (e) Franchisee abandons or ceases to operate the Business for more than 3 consecutive days without PRI's prior written approval provided that such approval will not be unreasonably withheld by PRI where the abandonment or cessation is caused by war, civil commotion, fire, flood, earthquake, act of God or any other cause beyond Franchisee's reasonable control;

      (f) any other agreement between PRI and Franchisee (or their respective Affiliated Companies) is terminated;

      (g) any part of this Agreement, or the guarantee referred to in Clause 12.3, is held to be void, invalid or otherwise unenforcable pursuant to Clause 21.5;

      (h) PRI notifies Franchisee that Franchisee has breached any term or condition of this Agreement (other than Clause 1.3, 5.1, 8, 9, 13 and
           14) or any other agreement between PRI and Franchisee (or their respective Affiliated Companies) relating to the Business and Franchisee does not fully cure the Breach to PRI's satisfaction within the cure period provided for in the notice; or

     (l) Franchisee breaches any term or condition of this Agreement (other than Clauses 1.3, 5.1, 8, 9, 13 and 14) or any other agreement between PRI and Franchisee (or their respective Affiliated Companies) relating to the Business in circumstances where, in the preceding 24-month period, Franchisee has been sent 2 notices pursuant to Clause
           15.1 (h), whether or not Franchisee cured the prior breaches to PRI's satisfaction.

15.2 If any of the events specified in Clause 15.1 occur, PRI may, in addition and without prejudice to its rights under Clause 15.1:

     (a) terminate, by notice to Franchisee, Franchisee's right under Clause 18 to renew the franchise hereby granted;

     (b) terminate any development or option rights in respect of any system or concept granted to Franchisee pursuant to any other agreement between Franchisee and PRI (or their respective Affiliated Companies);

     (c) itself take whatever actions it considers necessary to cure the breach at Franchisee's cost (including, without limitation, administrative costs), such cost to be payable by Franchisee within the period specified in a written demand from PRI;

     (d) limit or withhold the supply of any products, supplies, materials, equipment or services supplied to Franchisee by PRI or its Affiliated Companies; or

     (e) In the event that PRI has issued a notice pursuant to Clause 15.1(h) in respect of a breach of Clause 3.1 and Franchisee has not fully cured the breach to PRI's satisfaction within the cure period provided for in the notice, PRI may take control of the Business for a period of up to 30 days, for the purpose of rectifying the breach and retraining Franchisee and Franchisee's employees at Franchisee's cost, such cost to be payable by Franchisee within the period specified in a written demand from PRI. During this period, Franchisee and its employees must continue to attend the Outlet to perform their responsibilities in the conduct of the Business, but subject to the directions of PRI. Any obligations, liabilities or costs incurred in respect of the Business during this period will be Franchisee's responsibility and the indemnity in Clause 12.2 will apply.

15.3 PRI's exercise of any of its rights under this Clause 15 will be in addition to and not in limitation of any other rights and remedies it may have in the event of any breach or default by Franchisee.

15.4 In the event of the expiration or termination of this Agreement, Franchisee appoints PRI to be Franchisee's attorney with power to do in the name of Franchisee and on Franchisee's behalf all acts and things necessary to effect Franchisee's compliance with its obligations under this Agreement, including, without limitation, executing documents. Franchisee agrees that Franchisee will be bound by and will ratify all acts and things done by PRI pursuant to this power of attorney.

16.  CONSEQUENCES OF TERMINATION

16.1 Immediately upon the expiration or termination of this Agreement, Franchisee will:

     (a)   pay all amounts owing to PRI;

       (b) discontinue all use of the Marks and the System Property and otherwise cease holding out any affiliation or association with PRI or the System unless authorized pursuant to any other written agreement with PRI;

       (c) dispose of all materials bearing the Marks and all supplies in accordance with PRI's instructions; and

       (d) if PRI so requires, restore or de-identify the Outlet in accordance with PRI's instructions.

16.2 If Franchisee fails to fulfill any of its obligations under Clause 16.1, PRI may itself take whatever actions it considers necessary to fulfill those obligations and invoice Franchisee for the full cost of such actions, such invoice to be payable within 7 days.

16.3 For 60 days from the termination of this Agreement, PRI will have the option to purchase, or to nominate a third party purchaser of, any of the supplies held by Franchisee at cost price and any of the equipment or signage at the Outlet at a price equal to book value less depreciation or as otherwise agreed, and free of any charges or other security interests.

16.4 The rights and obligations under Clauses 8, 9, 10, 11, 12.2, 13(b), 15.2(c), 15.2(e), 16 will survive the expiration or termination of this Agreement.

17.   RIGHTS OF ENTRY

17.1 Notwithstanding Clause 3.3, Franchisee expressly authorizes PRI and its agents or representatives to enter the Outlet, without prior notice to Franchisees, for the purposes of Clauses 15.2(c), 15.2(e) and 16.2. Franchisee hereby waives, and releases PRI from, any rights, actions or claims which Franchisee may at any time have against PRI in connection with PRI's entry into the Outlet.

17.2 Franchisee will execute any documents required by PRI in connection with PRI's entry into the Outlet and use its best endeavours to procure any consent required from any third party in connection with PRI's entry into the Outlet.

18.   RENEWAL

      Upon the expiration of the Term, PRI will renew the franchise for the renewal term specified in Schedule B if the following conditions are satisfied:

      (a) Franchisee requests the renewal in writing no more than 18 months and no less than 12 months prior to the expiration of the Term;

      (b) Franchisee's right to renew the franchise has not been terminated under Clause 15.2(a) prior to the expiration of the Term;

      (c) Franchisee is not at the expiration of the Term in breach of any term or condition of this Agreement or any other agreement between PRI and Franchisee (or their respective Affiliated Companies);

      (d) Franchisee upgrades the Outlet to PRI's then current Standards for new outlets prior to the expiration of the Term;

       (e) Franchisee executes PRI's then current Franchise Agreement for new franchisees, incorporating the then current continuing fees, advertising contributions and other financial obligations but excluding any further renewal, together with any other documents required by PRI to be executed by Franchisee or such guarantors as PRI requires; and

       (f) Franchisee pays the renewal fee specified in Schedule B to PRI at least 90 days prior to the expiration of the Term.

19.    DISPUTE RESOLUTION

19.1 PRI and Franchisee will endeavour to resolve by mutual negotiation any dispute arising between them in connection with this Agreement.

19.2 If PRI and Franchisee fail to resolve any dispute by mutual negotiation, the parties may refer the dispute to a mutually agreed mediator for non-binding mediation. The parties will bear the costs of any mediation equally.

19.3 Such dispute resolution procedures will not in any way prejudice or limit PRI's ability to exercise its rights under Clause 15 at any time.

20.    NOTICES

       Any notice or other communication required under this Agreement will be in writing and properly addressed to the addressee at the address specified in this Agreement (or any other address notified by the addressee) and will be deemed received by the addressee on the earlier of the date of delivery, the date of transmission if sent by facsimile with receipt confirming completion of transmission or, if sent by pre-paid security or registered post, the deemed postal receipt date specified in Schedule B.

21.    MISCELLANEOUS

21.1 This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior negotiations, agreements or understandings.

21.2 Franchisee is an independent contractor and is not an agent, representative, joint venturer, partner or employee of PRI. No fiduciary relationship exists between PRI and Franchisee.

21.3 This Agreement will inure to the benefit of PRI, its successors and assigns and may be transferred by PRI to any party without Franchisee's prior approval.

21.4 The delay or failure of any party to exercise any right or remedy pursuant to this Agreement will not operate as a waiver of the right or remedy and a waiver of any particular breach will not be a waiver of any other breach. All rights and remedies under this Agreement are cumulative and the exercise of one right or remedy will not limit the exercise of any other right or remedy.

21.5 If any part of this Agreement is held to be void, invalid or otherwise unenforceable, PRI may elect either to terminate this Agreement pursuant to Clause 15.1 or to sever the void, invalid or unenforceable part. In which event the remainder of this Agreement will continue in full force and effect.

21.6 The terms and conditions of this Agreement may be changed only in writing signed by both parties, provided that the Standards and the Manuals may be changed by the PRI from time to time pursuant to Clause 3.2.

21.7 This Agreement will be governed by and construed in accordance with the law of the territory specified in Schedule B and the parties agree to submit to the non-exclusive jurisdiction of the courts of that territory.

21.8 Franchisee will pay to PRI all reasonable legal expenses incurred by PRI in connection with this Agreement, including, without limitation, any stamp duty and any expenses incurred in connection with the enforcement of this Agreement.

21.9 This Agreement is executed in English. A local language translation may be attached, which the parties intend to be identical to the English text. However, if any dispute arises as to the interpretation of the language of this Agreement, the English text shall govern.

21.10 In the interpretation of this Agreement, unless the context indicates a contrary intention:

      (a)   the obligations of more than one party will be joint and several;

      (b) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

      (c)   headings are for convenience only and do not affect interpretation;

      (d) references to Clauses and Schedules are to clauses and schedules of this Agreement; and the Schedule form part of this Agreement; and

      (e) this Agreement may be executed in any number of counterparts, each of which will be deemed an original but which together will constitute one instrument.

         -------------------------------------------------------------------
                          FRANCHISEE'S REPRESENTATION

          Franchisee represents to PRI that:

          (a) Franchisee has reviewed the Agreement with the assistance of independent legal counsel and understands and accepts the terms and conditions of this Agreement;

          (b) Franchisee has relied upon its own investigations and judgement in entering this Agreement and no inducements, representations or warranties have been given in respect of the Business or this Agreement; and

          (c) Franchisee acknowledges that establishment and operation of the Business will involve significant financial risks that the success of the Business will depend upon the skills and financial capacity of Franchisee and also upon changing economic and market conditions.

         -------------------------------------------------------------------

EXECUTED as an agreement

THE COMMON SEAL of                    )
KENTUCKY FRIED CHICKEN                )
PTY LIMITED was affixed in the        )
a presence of:                        )


---------------------------------           ----------------------------------
Director/Secretary                          Director


THE COMMON SEAL of                    )
COLLINS FOODS INTERNATIONAL           )
PTY LIMITED was affixed in the        )
presence of:                          )


---------------------------------           ----------------------------------
Director/Secretary                          Director

                           SCHEDULE A -- DEFINITIONS

Accounting Period means any one of the periods making up PRI's financial year.

Advertising Contribution means the percentage of Revenues specified in Schedule B.

Affiliated Companies means any companies which are part of one or more ownership structures ultimately controlled by a common parent corporation or common shareholder, including any related bodies corporate within the meaning of the Corporations Law.

Approved Products means the products from time to time approved by PRI for sale in the Business.

Business means the business of preparing, marketing and selling the Approved Products under the Marks at the Outlet pursuant to this Agreement.

Concept means the concept franchised to Franchisee pursuant to this Agreement and specified in Schedule B.

Continuing Fee means the percentage of Revenues specified in Schedule B.

Date of Grant means the date specified in Schedule B.

Due Date means the date specified in Schedule B or any other date notified by PRI to Franchisee from time to time.

Manuals means the manuals, notices and correspondence published or issued from time to time by PRI in any form, containing the Standards and other requirements, rules, procedures and guidelines relating to the System.

Marks means the trademarks, service marks and trade names and other similar rights owned by PRI or its Affiliated Companies and designated by PRI from time to time for use in the Business.

Outlet means the outlet conforming to the Concept at the address specified in Schedule B.

Revenues means all gross receipts received by Franchisee as payment for the Approved Products and for all other goods and services sold at or from the Outlet or the Business and all service fees but excludes sales or other tax receipts required by law to be remitted, and in fact remitted by Franchisee, to any government authority and no adjustment for cash shortages from cash registers will be made.

Standards means the standards, specifications and other requirements of the System from time to time determined, changed, or added to by PRI, including, without limitation, with respect to the preparation, marketing and sale of the Approved Products, customer service procedures, the design, decor and fit-out of the Outlet, the equipment at the Outlet, and the content, quality and use of advertising and promotional materials.

System means the system for the preparation, marketing and sale of food products used in operating the Concept.

System Property means the contents of the Manuals and all other know how, information, specifications, systems and data used by PRI in or in respect of the System, including, without limitation, trade secrets, copyrights, designs, patents and other intellectual property.

Term means the period specified in Schedule B.

                                  SCHEDULE B
                             INFORMATION SCHEDULE

Advertising Contribution:      6% of Revenues:
(Clause 6)
                               .      5% of Revenues to be paid by Franchisee to
                                      PRI on or before each Due Date for
                                      administration by PRI, through a National
                                      Advertising Cooperative; and
                               .      1% of Revenues to be spent by Franchisee
                                      on local advertising and promotions in
                                      each Accounting Period

Bank:                          Westpac Banking Corporation
(Clause 11.1)

Bank Account:                  Account No. 119481
(Clause 11.1)                  BSB No.      34002

Concept:                       KFC Restaurant Outlet

Continuing Fee:                5% of Revenues

Currency:                      Australian Dollars
(Clause 11.1)

Date of Grant:

Due Date:                      5 days after each Accounting Period

Governing Law:                 New South Wales
(Clause 21.7)

Guarantors:                    Not Applicable - no guarantee required by PRI.
(Clause 12.3)

In-Term Restraint Area:        Australia and New Zealand
(Clause 13(a))

Initial Fee:                    $35,000
(Clause 2.1)

Interest Rate:                 Indicator lending rate quoted by Westpac Banking
(Clause 11.2)                  Corporation on the due date plus 2% per annum,
                               calculated on a daily basis.

Outlet Address:

Post-Term Restraint Area:      As specified in Schedule C.
(Clause 13(b))

Postal Receipt Date:           3 days after the date of posting
(Clause 20)

Renewal Fee:                   (if applicable) $35,000 adjusted in line with the
(Clause 18(g))                 percentage increase in the Consumer Price Index
                               (all groups - Sydney) from the Date of Grant.

                       SCHEDULE B - INFORMATION SCHEDULE
                                    Page 2

Renewal Term:
(Clause 18)

Term:

Transfer Fee:           $35,000 adjusted in line with the percentage
(Clause 14.2)           increase in the Consumer Price Index (all groups-Sydney)
                        from the Date of Grant.

                                  SCHEDULE C
                 ADDITIONAL PROVISIONS OF FRANCHISE AGREEMENT

C1.  MAXIMUM RETAIL PRICE
     --------------------

     Franchisee will not permit any Approved Products to be sold at the Outlet at any price exceeding the maximum retail prices advised by PRI to Franchisee from time to time.

C2.  FRANCHISING CODE PROVISION
     --------------------------

     Franchisee acknowledges that PRI is registered under the Franchising Code of Practice, and accordingly Franchisee agrees to comply with all provisions of the Franchising Code of Practice (as modified from time to time).

C3.  POST-TERM RESTRAINT AREA
     ------------------------

     The non-competition restraint in Clause 13(b) of this Agreement will apply:

     (i)    within a radius of 5km of any KFC retail outlet located in
            Australia:
     (ii)   within a radius of 1km of any KFC retail outlet located in
            Australia:
     (iii) within a radius of 1km of any KFC retail outlet located in Queensland;
     (iv)   within a radius of 5 km of the Outlet;
     (v)    within a radius of 1 km of the Outlet.

     This Clause C3 will have effect as if it were 5 separate covenants and if any one or more of such separate covenants is or becomes invalid or unenforceable for any reason then such invalidity or unenforceability will not affect the validity or enforceability of any of the other separate covenants.

C4.  DELIVERY OPERATION
     ------------------

     If PRI, in its discretion, determines to introduce delivery operations to the System, PRI will have the right to require Franchise to deliver the Approved Products from the Outlet, within a specified delivery area determined by PRI in accordance with the Manuals and notified by PRI to Franchisee. Franchisee acknowledges and agrees that such delivery operations may require capital expenditures by Franchisee at the Outlet. The terms and conditions under which Franchisee will conduct such delivery operations will otherwise be as specified in the Manuals.

C5.  AMENDMENT OF CLAUSE 15.1(l)
     ---------------------------

     Clause 15.1(l) will only apply in respect of a terminated agreement between an Affiliated Company of PRI and an Affiliated Company of Franchisee to the extent that such termination results from a breach of the agreement by the Affiliated Company of Franchisee. For the avoidance of doubt, Clause 15.1(f) will not apply in the event of the expiration of the term of any other agreement between PRI and Franchisee (or their respective Affiliated Companies).